RESTRICTED STOCK AWARD GRANT NOTICE

GLOBAL CLEAN ENERGY HOLDINGS, INC.

2020 EQUITY INCENTIVE PLAN

Global Clean Energy Holdings, Inc. (the “Company”), pursuant to its 2020 Equity Incentive Plan (the “Plan”), hereby grants to the Participant named below a Restricted Stock Award (the “Award”) for the number of shares of the Company’s Common Stock (the “Shares”) set forth below. The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Award Grant Notice (this “Grant Notice”) and in the Restricted Stock Award Agreement (the “Award Agreement”) and the Plan, both of which are attached hereto and hereby incorporated herein by reference. Capitalized terms used but not defined in this Grant Notice shall have the meanings set forth in the Award Agreement or the Plan, as applicable.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Shares of Common Stock:

Vesting Schedule (check the applicable box):

□ 25% of the Shares shall vest in four equal quarterly installments from the vesting commencement date, subject to the Director continuing to serve as a Director or Consultant of the Company.

or

□ 100% of the Shares shall vest on the one-year anniversary of the vesting commencement date, subject to the Director continuing to serve as a Director or Consultant of the Company.

or

□ Subject to the Participant’s Continuous Service through the applicable vesting date, the unvested Shares subject to this Award will vest and become Vested Shares in accordance with the following vesting schedule:______________________________

_____________________________________________________________________

Additional Terms/Acknowledgements: The Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Award Agreement and the Plan.  The Participant further acknowledges that, as of the Date of Grant, this Grant Notice, the Award Agreement, the Plan and the Participant’s written employment agreement (if any) with the Company set forth the entire understanding between the Participant and the Company regarding the Shares and supersede all prior oral and written agreements regarding the Shares.

Other Terms, If Applicable:  ____________________________________________________

GLOBAL CLEAN ENERGY HOLDINGS, INC.	PARTICIPANT:

By:
Signature

Date:

Attachments:  Restricted Stock Award Agreement and 2020 Equity Incentive Plan

ATTACHMENT I

RESTRICTED STOCK AWARD AGREEMENT

GLOBAL CLEAN ENERGY HOLDINGS, INC.

2020 EQUITY INCENTIVE PLAN

Pursuant to the attached Restricted Stock Award Grant Notice (the “Grant Notice”) and this Restricted Stock Award Agreement (this “Agreement”), Global Clean Energy Holdings, Inc. (the “Company”) has granted you a Restricted Stock Award (the “Award”) under its 2020 Equity Incentive Plan (the “Plan”) for the number of shares of Common Stock (the “Shares”) indicated in the Grant Notice.

Capitalized terms not expressly defined in this Agreement or the Grant Notice but defined in the Plan shall have the same definitions as are set forth in the Plan.

The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

1.GRANT OF THE AWARD AND ISSUANCE OF THE SHARES. Pursuant to your Award, the Company shall issue the Shares to you, effective as of the Date of Grant and subject to all of the terms and conditions of this Agreement, the Grant Notice and the Plan.  The Company shall issue the Shares to you and shall (a) cause a stock certificate or certificates representing the Shares to be registered in your name or (b) cause the Shares to be held in book-entry form. If a stock certificate is issued, it shall be held in custody by the Company and shall bear the restrictive legends described in this Agreement. If the Shares are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions of this Agreement. The Award was granted in consideration of your services to the Company or an Affiliate.

2.VESTING; ACCELERATED VESTING UPON A CORPORATE TRANSACTION. Subject to the limitations contained in this Agreement and unless otherwise provided in a written employment agreement between you and the Company, your Award and the Shares shall vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice; provided, however, that all unvested Shares shall vest in full immediately prior to the consummation of a Corporate Transaction if, but only if, your Continuous Service has not terminated prior to the consummation of the Corporate Transaction.  For purposes of this Agreement, “Vested Shares” means Shares that have vested pursuant to the preceding provisions, and “Unvested Shares” means Shares that have not vested pursuant to the preceding provisions.

3.FORFEITURE OF UNVESTED SHARES UPON A TERMINATION OF CONTINUOUS SERVICE.  Unless otherwise provided in a written employment agreement between you and the Company, vesting of the Shares shall cease upon your termination of Continuous Service and, effective as of the date of your termination of Continuous Services, all Unvested Shares shall automatically be forfeited by you without any further action by you or the Company.  Upon the occurrence of such forfeiture, the Company shall become the legal and beneficial owner of the Unvested Shares and all rights and interests therein; the Company shall have the right to retain and transfer to its own name the Unvested Shares that are forfeited by you; and you shall have no further right, title or interest in or to such forfeited Unvested Shares and shall receive no payment with respect to such forfeited Unvested Shares.  As of the Date of Grant, all of the Shares are

unvested and are subject to a risk of forfeiture and the transfer restrictions described in this Agreement.

4.ESCROW OF UNVESTED SHARES AND AUTHORITY OF THE COMPANY.  In connection with the forfeiture provisions described above in Section 3:  (a) you authorize the Secretary of the Company or other officer specified by the Company’s Chief Executive Officer to transfer any Unvested Shares that are forfeited pursuant to the Section 3 from you to the Company; (b) you agree to take whatever action the Company deems necessary or appropriate to effectuate the Company’s reacquisition of the forfeited Unvested Shares; and (c) you appoint the Secretary of the Company or other officer specified by the Company’s Chief Executive Officer to hold the Unvested Shares (and all cash or stock dividends and other distributions on the Unvested Shares) in escrow as your attorney-in-fact in order to effect the transfer to the Company of all Unvested Shares (and all cash or stock dividends and other distributions on the Unvested Shares) that are forfeited pursuant to Section 3.

5.RELEASE OF VESTED SHARES FROM THE FORFEITURE RESTRICTION. As soon as administratively practicable following the vesting of any Shares pursuant to the Grant Notice and Section 2 above (or, if applicable, pursuant to a written employment agreement between you and the Company), the Company shall, as applicable, either deliver to you the certificate or certificates representing such Vested Shares without a restrictive legend referring to this Agreement or, if the Shares are held in book-entry form, then the Company shall remove the notations indicating that the shares are subject to the restrictions of this Agreement. The Company shall also promptly deliver to you any cash or stock dividends and other distributions that were made or paid by the Company on such Vested Shares during the period prior to their vesting and which are in the Company’s possession.

6.RIGHTS AS A STOCKHOLDER.  You shall have all of the rights of a stockholder with respect to the Shares from and after their issuance, subject to the vesting, forfeiture and other provisions of this Agreement, including the right to vote the Shares and to receive cash and stock dividends and other distributions that are made or paid on the Shares by the Company; provided, however, that the Company shall retain custody of all such cash and stock dividends and other distributions until such time as the Shares become vested and released from the forfeiture restriction set forth in this Agreement.  Any and all cash and stock dividends and other distributions that are made or paid by the Company on Unvested Shares that are forfeited by you pursuant to the provisions of this Agreement shall also be automatically forfeited by you pursuant to Sections 3 and 4 above.

7.CAPITALIZATION ADJUSTMENTS. The number of Shares issued to you pursuant to the Grant Notice is subject to adjustment from time to time for Capitalization Adjustments as provided in the Plan. Any Shares that become subject to your Award pursuant to this Section 7 shall be subject to the same vesting restrictions, forfeiture provisions, restrictions on transfer and other provisions as the original number of Shares covered by your Award.

8.TRANSFER RESTRICTIONS ON UNVESTED SHARES. Prior to the time that Unvested Shares have vested and have become Vested Shares, you may not transfer, pledge, sell or otherwise dispose of any of the Unvested Shares (or any cash or stock dividends or other distributions on the Unvested Shares), except as expressly provided in this Section 8. For example, you may not pledge Unvested Shares as security for a loan.

(a)Death. Your Award and your Vested Shares are transferable by the laws of descent and distribution. At your death, vesting of any Unvested Shares shall cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Vested Shares that were not transferred by the Company to you before your death.

(b)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive any or all of the Shares pursuant to a domestic relations order that contains the information required by the Company to effectuate the transfer and provided further that no such transfer of Unvested Shares (or of cash or stock dividends or other distributions on Unvested Shares) shall be made effective unless and until the Unvested Shares have ceased to be subject to the risk of forfeiture described in this Agreement and have become Vested Shares. You are encouraged to discuss the proposed terms of any division of your Award with the Company prior to finalizing the domestic relations order to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order.

9.RESTRICTIVE LEGENDS AND STOP-TRANSFER INSTRUCTIONS.

(a)Legends.  All certificates and/or book entries evidencing Unvested Shares and Vested Shares shall be endorsed with any appropriate securities law legends as determined by the Company.  In addition, the Company has the right to place on all certificates and/or book entries evidencing Unvested Shares legends that refer to this Agreement, including, without limitation, a legend to the following effect, which the Company agrees to remove promptly with respect to any Unvested Shares that vest and become Vested Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE OR BOOK ENTRY ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b)Stop-Transfer Instructions.  The Company has the right to issue appropriate “stop transfer” instructions to its transfer agent with respect to Unvested Shares.

10.WITHHOLDING OBLIGATION.

(a)On each vesting date, and at any other time as requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding with respect to the Shares (including, without limitation, by the Company’s deduction of such required withholding from compensation and other amounts payable to you by the Company), and you otherwise agree to make adequate provision, including in cash, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate that arise in connection with your Award.  The Company shall not be obligated to release and transfer Vested Shares to you unless and until you have satisfied in full all federal, state, local and foreign tax withholding obligations.

(b)Upon your request and subject to approval by the Company, in its sole discretion, and in compliance with any applicable legal conditions or restrictions, (1) the

Company may withhold from Vested Shares otherwise deliverable to you a number of whole Vested Shares having a Fair Market Value, as determined by the Company, not in excess of the minimum amount of tax required to be withheld by law, or (2) the Company may permit you to enter into a “same day sale” commitment with a broker-dealer acceptable to the Company pursuant to which you irrevocably elect to sell a portion of such Vested Shares sufficient to pay all or a portion of such required withholding taxes and the broker-dealer irrevocably agrees to deliver to the Company the funds that will be applied to the payment of such withholding taxes.  Any adverse consequences to you arising in connection with such Share withholding or sale procedure shall be your sole responsibility.

11.TAX CONSEQUENCES.

(a)No Company Liability.  You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the grant or vesting of your Award or from your other compensation.

(b)Section 83(b) Election.  If you make an election under Section 83(b) of the Code to be taxed with respect to the Shares as of the date of the issuance of the Shares rather than as of the date or dates upon which you would otherwise be taxable under Section 83(a) of the Code, you shall deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.  The decision as to whether or not to make a Section 83(b) election is your sole responsibility and should be discussed with your tax and financial advisor.  The Company makes no recommendation regarding whether a Section 83(b) election should be made.

12.EMPLOYMENT AGREEMENT.  If you have entered into a written employment agreement with the Company, then in the event of any inconsistency between a provision contained in your employment agreement and a provision contained in this Agreement, the Grant Notice or the Plan, the provision that is more favorable to you shall prevail.

13.AWARD NOT A SERVICE CONTRACT.  Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

14.NOTICES. Any notices provided for in your Award, this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and your Award by electronic means or to request your consent to participate in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.APPLICABILITY OF THE PLAN.  Your Award and this Agreement are subject to all of the provisions of the Plan, the provisions of which are hereby made a part of your Award, and are further subject to all interpretations and amendments of the Plan which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

16.SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement or the Plan (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of your Award subject to this Agreement shall not be included as compensation, earnings, salaries or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its right to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

18.AMENDMENT. This Agreement may not be modified or amended except by an instrument in writing, signed by a duly authorized representative of the Company, provided that no such amendment materially adversely affecting your rights hereunder may be made without your written consent. However, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of your Award which is then subject to restrictions as provided herein.

19.COMPLIANCE WITH SECTION 409A OF THE CODE. Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code.  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Board determines that the Shares (or any portion thereof) may be subject to Section 409A of the Code, the Board shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Board determines are necessary or appropriate for the Shares either to be exempt from the application of Section 409A of the Code or to comply with the requirements of said Section 409A.

20.MISCELLANEOUS.

(a)The Company may assign any of its rights under the Grant Notice, this Agreement and the Plan to one or more assignees, and all covenants contained in the Grant

Notice, this Agreement and the Plan shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. All obligations of the Company under the Grant Notice, this Agreement and the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.  Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed this Agreement, the Grant Notice and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d)This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

ATTACHMENT II

2020 EQUITY INCENTIVE PLAN